Exhibit 99.1

NICE To Acquire Mattersight, Bolstering its Leadership in Cloud Customer Service Analytics

Integrating the market leading cloud analytics solutions of Mattersight and NICE Nexidia allows organizations to move to a new era of creating smart personal connections

Hoboken, New Jersey April 26th, 2018 – NICE (NASDAQ: NICE) today announced that it has entered a definitive agreement to acquire Mattersight (NASDAQ: MATR). Mattersight is a leading provider of cloud-based analytics for customer service organizations. This acquisition further enhances NICE’s offering and customer base.

Using interaction analytics, Mattersight gains a deep understanding of both customers and agents, and acts on these insights in real time to connect consumers with the organization in a personalized manner.

The integration of NICE analytics powered by Nexidia and Mattersight’s behavioral analytics technology and domain expertise allows organizations to enjoy the market’s most advanced analytics in the cloud, driving personalization and smart connections in real time. This allows them to stay ahead of the curve of changing customer preferences and create a superior customer experience.

Barak Eilam, CEO, NICE, said:

“Analytics is the cornerstone of NICE’s strategy of creating a new customer service paradigm with CXone and Adaptive WFO.”

“We were very impressed with Mattersight’s innovative technology and domain expertise, as well as by their long standing strategic relationships with some of the largest customer service organizations. This acquisition reaffirms our commitment to delivering analytics in the cloud and to be at the forefront of the analytics market.”

Kelly Conway, CEO of Mattersight added: “we are excited to join forces with NICE, a leader in its space. We are convinced that the combination will allow us to provide the best solutions to our customers, and be a great home for our products and team.”

NICE will launch a tender offer to purchase the outstanding share capital of Mattersight. The offer price per common share will be $2.70. The acquisition is expected to close in the second half of 2018, subject to customary closing conditions such as regulatory approvals. The acquisition is expected to be non-dilutive to non-GAAP earnings in 2018.

About NICE

NICE (NASDAQ:NICE) is the world’s leading provider of both cloud and on-premises enterprise software solutions that empower organizations to make smarter decisions based on advanced analytics of structured and unstructured data. NICE helps organizations of all sizes deliver better customer service, ensure compliance, combat fraud and safeguard citizens. Over 25,000 organizations in more than 150 countries, including over 85 of the Fortune 100 companies, are using NICE solutions. www.nice.com.

Corporate Media Contact:

Christopher Irwin-Dudek, 201-561-4442, chris.irwin-dudek@nice.com

Investors:

Marty Cohen, +1 551 256 5354, ir@nice.com, ET

Yisca Erez, +972-9-775-3798, ir@nice.com, CET

Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, including those by Mr. Eilam, are based on the current beliefs, expectations and assumptions of the management of NICE-Systems Ltd. (the Company). In some cases, such forward-looking statements can be identified by terms such as believe, expect, may, will, intend, project, plan, estimate or similar words. Forward-looking statements are subject to a number of risks and uncertainties that could cause the actual results or performance of the Company to differ materially from those described herein, including but not limited to the impact of the global economic environment on the Company’s customer base (particularly financial services firms) potentially impacting our business and financial condition; competition; changes in technology and market requirements; decline in demand for the Company's products; inability to timely develop and introduce new technologies, products and applications; difficulties or delays in absorbing and integrating acquired operations, products, technologies and personnel; loss of market share; an inability to maintain certain marketing and distribution arrangements; and the effect of newly enacted or modified laws, regulation or standards on the Company and our products. For a more detailed description of the risk factors and uncertainties affecting the company, refer to the Company's reports filed from time to time with the Securities and Exchange Commission, including the Company’s Annual Report on Form 20-F. The forward-looking statements contained in this press release are made as of the date of this press release, and the Company undertakes no obligation to update or revise them, except as required by law.

Additional Information and Notice to Investors

This communication is for informational purposes only and does not constitute an offer to purchase nor a solicitation of an offer to sell any securities of Mattersight.  The tender offer for the shares of Mattersight common stock and 7% Series B Convertible Preferred Stock described in this communication has not yet commenced.  The solicitation and offer to purchase shares of Mattersight common stock and 7% Series B Convertible Preferred Stock will only be made pursuant to a tender offer statement on Schedule TO and related exhibits, including the offer to purchase, letter of transmittal, and other related documents.  Upon commencement of the tender offer, NICE Ltd. and its wholly-owned subsidiaries, Nice Systems, Inc. and NICE Acquisition Sub, Inc., will file with the SEC a tender offer statement on Schedule TO and related exhibits, including the offer to purchase, letter of transmittal, and other related documents.  In addition, Mattersight will file with the SEC a tender offer solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer.  These documents will contain important information, including the terms and conditions of the tender offer.  Investors and security holders are urged to read each of these documents and any amendments to these documents carefully when they are available prior to making any decisions with respect to the tender offer.  Investors and security holders will be able to obtain free copies of these materials (when available) and other documents filed with the SEC through the web site maintained by the SEC at www.sec.gov.  Copies of the documents filed by NICE Ltd., Nice Systems, Inc. and NICE Acquisition Sub, Inc. with the SEC will also be available free of charge on the Investor Relations section of our website at www.nice.com and copies of the documents filed by Mattersight with the SEC will be available free of charge on Mattersight’s website at www.Mattersight.com